CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151733 on Form S-8 of our report dated June 17, 2016, relating to the financial statements of the Sun Advantage Savings and Investment Plan (the "Plan"), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 17, 2016